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                                                                     EXHIBIT 5.1

                           GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                                BOSTON, MA 02109



                               November 18, 1997



Bradley Real Estate, Inc., General Partner
Bradley Operating Limited Partnership
40 Skokie Boulevard, Suite 600
Northbrook, IL  60062

Ladies and Gentlemen:

      Re:   Bradley Operating Limited Partnership -
            Issuance of up to $300,000,000 of Debt Securities including $100,000,000 of Notes due 2004

      This opinion is rendered as counsel to Bradley Operating Limited Partnership, a Delaware limited partnership (the "Partnership"), of which Bradley Real Estate, Inc. is sole general partner (the "General Partner") in connection with the Partnership's proposed registration statement under the Securities Act of 1933, as amended, on Form S-3 (the "Registration Statement") of up to $300,000,000 aggregate amount of unsecured non-convertible investment grade debt securities of the Partnership ("Debt Securities"), which may be either Senior Debt Securities or Subordinated Debt Securities, in such amounts and having such maturities, interest rates and other terms as may be specified in one or more further votes of the Board of Directors of the General Partner and (ii) the proposed issuance of $100,000,000 of unsecured non-convertible investment grade debt securities due 2004 (the "2004 Notes").

      We have examined the Second Restated Agreement of Limited Partnership of the Partnership, the Charter and Bylaws (each as amended to date) of the General Partner, such proceedings of the General Partner in its capacity as general partner of the Partnership as we deem relevant for the purposes of this opinion, and the text of the proposed Registration Statement, including the forms of Indenture relating to Senior Debt Securities and relating to Subordinated Debt Securities, Supplemental Indenture No. 1 and Underwriting Agreement included as exhibits thereto.

      With respect to the opinion rendered in paragraph no. 1 below, we assume that prior to the issuance of any specific Debt Securities, the following further actions (collectively the "Further Actions") will have occurred: the Board of Directors of the General Partner will have authorized the issuance of a specific amount of Senior Debt Securities or Subordinated Debt Securities having such maturities, interest rates and other terms as may be specified in one or more further resolutions of the Board of Directors and described in one or more supplemental prospectuses to the prospectus that is to be a part of the Registration Statement; the Partnership will have entered into one or more Indentures and/or Supplemental Indentures relating
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Bradley Real Estate, Inc., General Partner
Bradley Operating Limited Partnership
September 26, 1997
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to the specific Debt Securities with such bank trustee or trustees and containing such terms as either the chief executive officer or the chief financial officer of the General Partner shall determine; and that the Partnership shall have entered into one or more underwriting agreement or agency agreement or sale agreement (collectively "Sales Agreement") providing for the sale of such Debt Securities on terms approved by the Board of Directors of the General Partner.

      Based upon the foregoing, we are of the opinion that,

           1. upon the happening of the Further Actions and the issuance and delivery of the Debt Securities that are the subject of such Further Actions upon receipt by the Partnership of the consideration described in the applicable Sales Agreement, such Debt Securities will be legally issued, fully paid and nonassessable binding obligations of the Partnership; and

           2. the 2004 Notes have been duly authorized for issuance and, after payment therefor, in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable binding obligations of the Partnership.

      We consent to our firm being named under the caption "Legal Matters" in the Registration Statement and to this opinion being filed as an exhibit thereto.

                                                Very truly yours,



                                                /s/ Goodwin, Procter & Hoar LLP

                                                Goodwin, Procter & Hoar LLP